EXHIBIT 1.a(3)(c)




Commissions:

                    EXPRESSED AS A PERCENT OF PREMIUM       ASSET
          YEAR      UP TO TARGET         ABOVE TARGET       TRAIL
          ----      ------------         ------------       -----
          1              90%                 5%              n/a
          2-5             5%                 5%              n/a
          6-10            2%                 2%              n/a
          11-20           2%                 2%              20bp*
          21+             2%                 2%              n/a

*  Paid on account value on an annualized basis